Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 6, 2016, with respect to the consolidated financial statements of Magellan Biosciences, Inc. included in the Current Report of Meridian Bioscience, Inc. on Form 8-K/A dated June 6, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Meridian Bioscience, Inc. on Form S-3ASR (File No. 333-200645) and Forms S-8 (File No. 333-179440, File No. 333-155703, File No. 333-122554, File No. 333-122002, File No. 333-75312, and File No. 333-74825).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 6, 2016